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                                                            EXHIBIT 4.15


                                    AMENDMENT
                                       TO
                        EMPLOYEE STOCK PURCHASE AGREEMENT


     THIS AMENDMENT to Employee Stock Purchase Agreement is made and entered into as of the 2nd day of May, 1996, by and among AIRNET SYSTEMS, INC., an Ohio corporation (as successor by merger to NEW CREATIONS, INC., a Michigan corporation ("New Creations") (the "Corporation")), and [EMPLOYEE] (the "Employee").

                              W I T N E S S E T H :

     WHEREAS, the Corporation and the Employee are parties to an Employee Stock Purchase Agreement dated as of April 1, 1994 (the "Original Agreement");

     WHEREAS, pursuant to the Original Agreement, the Employee purchased [NUMBER OF] shares of Common Stock of New Creations;

     WHEREAS, pursuant to the merger between the Corporation and New Creations, the Employee is the holder of [NUMBER OF] common shares, par value $.01 per share (the "Common Shares") of the Corporation;

     WHEREAS, it was the intention of the parties hereto that the initial public offering of the Common Shares of the Corporation registered pursuant to the Securities Act of 1933, as amended (an "IPO"), constitute a sale prior to a Triggering Event pursuant to Article II, Section 5 of the Original Agreement and that the redemption provisions in such Article II would cease upon an IPO; and

     WHEREAS, the parties hereto desire to terminate the Original Agreement upon the consummation of an IPO;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Article II, Section 5 of the Original Agreement shall be amended to read in its entirety as follows:

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     "5.  SALE PRIOR TO A TRIGGERING EVENT

     The Corporation agrees that in the event (i) all or substantially all of its assets are sold, exchanged or otherwise disposed of; (ii) the Company registers the initial public offering of any of its Common Stock pursuant to the Securities Act of 1933, as amended; or (iii) a majority of its voting stock is sold, exchanged or otherwise disposed of by its stockholders, prior to a Triggering Event, then the provisions of Article II, Section 3 will no longer be in effect. Instead, the Employee shall, in the case of clauses (i) or (iii), receive the fair market value of his shares as determined by such sale or exchange or, in the case of clause (ii), be entitled to his shares, free and clear of any restriction set forth in this Agreement."

     2. In addition to, and not in limitation of, the foregoing, on the later to occur of (a) the closing date of an IPO and (b) the repayment in full of the Note, the Original Agreement shall be terminated in its entirety.

     3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Original Agreement.

     IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed by their respective duly authorized officer or trustee in multiple copies, each of which shall be considered an original, on the date first set forth above.


     CORPORATION:        AIRNET SYSTEMS, INC., an Ohio corporation,
                         as successor by merger to NEW CREATIONS, INC., a Michigan corporation



                         By:
                              ------------------------------
                              Gerald G. Mercer
                              President

     EMPLOYEE:           [EMPLOYEE]



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